Exhibit 10.2
COMPENSATION ARRANGEMENT FOR ERIC W. NAROWSKI
On October 27, 2009, the Compensation Committee of the Company’s Board of Directors approved an increase to the annual base salary of Eric W. Narowski, Senior Vice President, Global Controller and Principal Accounting Officer, from $174,300 to $183,000 and an increase to his target annual cash bonus from 20% to 30% of his annual base salary.